December 17, 2008

JPMorgan Insurance Trust

1111 Polaris Parkway

Columbus, Ohio 43271-02111

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement of JPMorgan Insurance Trust (the “Trust”) on Form N-14 (the “Registration Statement”) with respect to JPMorgan Insurance Trust Core Bond Portfolio, JPMorgan Insurance Trust International Equity Portfolio, JPMorgan Insurance Trust Diversified Mid Cap Value Portfolio, JPMorgan Insurance Trust Small Cap Equity Portfolio and JPMorgan Insurance Trust Diversified Equity Portfolio (collectively, the “Insurance Portfolios”), each a series of the Trust, being filed by the Trust today under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by the Insurance Portfolios of substantially all of the assets of JPMorgan Bond Portfolio, JPMorgan International Equity Portfolio, JPMorgan Mid Cal Value Portfolio, JPMorgan Small Cap Portfolio and JPMorgan U.S. Large Cap Core Equity Portfolio, each a series of J.P. Morgan Series Trust II (collectively, the “Series Trust II Portfolios”), and JPMorgan Insurance Trust Government Bond Portfolio, a series of the Trust (collectively with the Series Trust II Portfolios, the “Acquired Portfolios”), and the issuance of shares of beneficial interest of specified classes of the Insurance Portfolios in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust, on behalf of the Insurance Portfolios, and J.P. Morgan Series Trust II, on behalf of the Series Trust II Portfolios, and the proposed Agreement and Plan of Reorganization of the Trust on behalf of the JPMorgan Insurance Trust Core Bond Portfolio and the JPMorgan Insurance Trust Government Bond Portfolio (collectively, the “Agreements and Plans of Reorganization”), in substantially the forms included as Appendix B and Appendix C, respectively, to the Proxy Statement/Prospectus that is part of the Registration Statement.

We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares.  We have examined the Agreements and Plans of Reorganization, the Trust’s Declaration of Trust, as filed with the Secretary of the Commonwealth of Massachusetts, and certain resolutions adopted by the Board of Trustees of the Trust with respect to the approval of Agreements and Plans of Reorganization and the issuance of the Shares. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.  We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.

ROPES AND GRAY LLP

We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreements and Plans of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the parties thereto.

Based upon the foregoing, when issued in accordance with the Agreements and Plans of Reorganization, we are of the opinion that the Shares being registered have been duly authorized and upon receipt by the Trust of the authorized consideration therefor will be validly issued, fully paid and nonassessable.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust.  However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray

Ropes & Gray LLP